Exhibit 99.1

PEOPLE’S UTAH BANCORP REPORTS

THIRD QUARTER 2016 RESULTS

AMERICAN FORK, UTAH, October 26, 2016 – People’s Utah Bancorp (the “Company”) (Nasdaq: PUB) today announced results for the quarter ended September 30, 2016.

Consolidated net income for the quarter ended September 30, 2016 was $6.2 million compared to $5.6 million in the second quarter of 2016 and $5.3 million for the third quarter of 2015, an increase of 12.0% and 18.6%, respectively. Diluted earnings per share was $0.34 compared to $0.31 in the second quarter of 2016 and $0.29 for the third quarter in 2015.

“PUB continues its positive trend by posting strong operating results for the third quarter of 2016 compared to the prior quarter of 2016.  Our current quarter’s net income, diluted earnings per share, return on average equity and return on average assets were all higher when compared to the prior quarter. We are also pleased with our overall loan and deposit growth year-over-year and the continued improvement in our efficiency ratio.  We also have increased our quarterly dividend to $0.08 per share.  We continue to look for opportunities to utilize our capital, including a plan to add new branches to expand our marketplace and review potential acquisition opportunities both of which we believe would enhance shareholder value.” said Richard Beard, President and Chief Executive Officer of People’s Utah Bancorp.

Highlights of the Third Quarter of 2016

•	Net income of $6.2 million and diluted earnings per share of $0.34.
•	Declared an increase to the quarterly dividend from $0.07 to $0.08 per share.
•	Net interest margin of 4.60%.
•	Return on average equity of 11.09%.
•	Return on average assets of 1.55%.
•	Efficiency ratio of 54.04%.
•	Loans held for investment at quarter-end grew 11.3% year-over-year.
•	Deposits at quarter-end grew 5.9% year-over-year.

Earnings Summary

Net income for the third quarter of 2016 of $6.2 million compared to $5.6 million in the second quarter of 2016 was impacted primarily by the following factors: (a) higher net interest income of $0.4 million and an increase in loan loss provision of $0.1 million, (b) a decrease in non-interest expense of $0.5 million and (c) offset by an increase in income tax expense of $0.1 million. These factors contributed to diluted earnings per share increasing to $0.34 per share in the third quarter of 2016 compared to $0.31 per share in the second quarter of 2016.

Net income for the third quarter of 2016 of $6.2 million compared to $5.3 million in the corresponding third quarter of 2015 was impacted primarily by the following factors: (a) higher net interest income of $1.8 million, (b) an increase in non-interest income of $0.4 million, (c) offset by an increase in non-interest expense of $0.5 million and in income tax expense of $0.7 million. These factors contributed to higher diluted earnings per share of $0.34 per share in the third quarter of 2016 compared to $0.29 per share in the corresponding third quarter of 2015.

Return on average assets for the quarter ended September 30, 2016 was 1.55% compared to 1.43% in the second quarter of 2016. Return on average equity for the third quarter of 2016 was 11.09% compared to 10.23% in the second quarter of 2016.

Net Interest Income and Margin

Net interest income for the third quarter of 2016 increased $0.4 million compared to the second quarter of 2016, primarily due to an increase in loans held for investment of $9.6 million, offset by a decrease in the percentage of loans held for investment in our earning asset mix. This resulted in our net interest margin declining to 4.60% in the current quarter compared to 4.66% in second quarter of 2016.

Net interest income for the third quarter of 2016 increased $1.8 million when compared to the comparable quarter of 2015, primarily due to an increase in loans held for investment of $111.9 million and a higher percentage of loans held for investment in our earning asset mix.  This resulted in the higher net interest margin of 4.60% in the current quarter compared to 4.43% in the third quarter of 2015.

Provision for Loan Losses

The provision for loan losses for the third quarter of 2016 was $100,000 higher compared to the second quarter of 2016 and $125,000 higher than the third quarter of 2015 principally due to net charge-offs of $296,000 and loan growth experienced during the current quarter compared to the prior quarter and the third quarter of 2015. We continue to experience low levels of non-performing assets which was 0.32% of total assets for the nine months ended September 30, 2016.

Non-interest Income

Non-interest income for the third quarter of 2016 was basically even when compared to the second quarter of 2016; and increased by 10.6% compared to the third quarter of 2015 primarily due to higher mortgage banking and card processing income, offset by declines in service charges. Although the Company has experienced higher residential mortgage loan volumes compared to prior years, we believe this growth may not continue in future periods because the mortgage banking business has historically been a cyclical business.

Non-interest Expense

Non-interest expense for the third quarter of 2016 decreased by $0.5 million or 4.0% compared to the second quarter of 2016 and increased by $0.5 million or 4.0% compared to the third quarter of 2015.  The decrease in non-interest expense in the third quarter of 2016 compared to the second quarter 2016 was primarily driven by an infrequent insurance premium refund of $0.3 million, with the remaining $0.2 million coming from reduced FDIC premiums from lower rates and a decrease in data processing costs. The increase in the third quarter 2016 compared to the comparable quarter in 2015 is primarily from higher salaries and benefits of $0.4 million and various other expenses of $0.1 million, including expenses related to higher marketing and advertising and occupancy costs. The increase in salaries and benefits is primarily due to annual salary increases, higher variable compensation costs, increased payroll taxes and medical benefits (net of the insurance refund), to supporting our balance sheet and income growth.

Our efficiency ratio for the third quarter of 2016 improved to 54.04% compared to 57.38% in the second quarter of 2016 and 57.93% in the corresponding third quarter of 2015. While we continue to focus on improving our efficiency ratio, our efficiency ratio in 2017 could be impacted by investments in new branches which we hope to open during the first half of 2017.  We had anticipated opening one of the branches at the end of this year, but permitting delays have moved the opening to next year.

Income Tax Provision

The effective tax rate for the third quarter of 2016 was 36.2% compared to 37.9% for the second quarter of 2016 and 35.1% in the third quarter of 2015. The tax rate in 2016 is higher than 2015 due primarily to a one-time tax credit of approximately $400,000 in 2015.  The income tax rate for the third quarter of 2016 decreased compared to the second quarter of 2016 due to adjustments in the expected recoverability of certain tax credits recorded in the prior quarter.

Loans and Credit Quality

Loans held for investment in the third quarter of 2016 increased 11.3% year-over-year and 5.5% from December 31, 2015.  Average loans grew $115.5 million to $1.1 billion year-over-year comparing the nine-months ended 2016 to the same period in 2015.

Non-performing assets decreased to $5.3 million as of September 30, 2016 compared to $6.0 million as of the second quarter 2016 and from $8.0 million as of the year-end 2015 and $10.0 million as of the third quarter of 2015 due to improving credit quality in the loan portfolio. As of September 30, 2016, the ratio of non-performing assets to total assets has declined to 0.32% compared to 0.64% as of September 30, 2015. The ratio of allowance for loan losses to loans has declined to 1.44% as of September 30, 2016 compared to 1.54% as of September 30, 2015.

Investment Securities

Investment securities at September 30, 2016 declined by 2.8% to $387.6 million compared to year-end 2015 to partially fund loan growth; and increased 7.5% when compared to $360.4 million at September 30, 2015 primarily from the year-over-year growth in deposits.

Deposits and Liabilities

Total deposits at the end of the third quarter of 2016 were $1.41 billion compared to $1.31 billion at December 31, 2015 and $1.33 billion at September 30, 2015. Increases during these periods were primarily due to growth of the client base and new customers. Non-interest-bearing deposits were 32.9% of total deposits as of September 30, 2016 compared to 31.2% as of December 31, 2015 and 32.2% as of September 30, 2015. Short-term borrowings declined from $27.2 million at December 31, 2015 to $3.2 million at September 30, 2016.

Shareholders’ Equity

Shareholders’ equity increased to $225.2 million at September 30, 2016 compared to $209.4 million as of year-end 2015 and $206.6 million at September 30, 2015. The increase resulted primarily from net income during the intervening periods net of cash dividends paid to shareholders.

Dividend

As previously announced on October 19, 2016, the Board of Directors declared an increase of 14.3% in its quarterly cash dividend to $0.08 per share. The dividend will be payable to shareholders of record on November 1, 2016 and paid on November 11, 2016. The dividend payout ratio for earnings for the nine months ended September 30, 2016 was 22.9%.

Conference Call and Webcast

Management will conduct a live conference call and webcast for investors, analysts and the public relating to the Company's results for the third quarter of 2016 at 11:00 a.m. Eastern time on Thursday, October 27, 2016. The conference call will be accessible by telephone and through the internet. Interested individuals are invited to listen to the call by telephone at 888-317-6003 (international calls 412-317-6061) and the participant entry number is 8975771. Please dial in 10-15 minutes early so the name and company information can be collected prior to the start of the conference.

To participate on the webcast, log on to: http://services.choruscall.com/links/pub161027.html

If you are unable to participate during the live webcast, the call will be archived on www.peoplesutah.com or at the webcast URL above until November 30, 2016. Forward-looking and other material information may be discussed on this conference call.

Forward-Looking Statements

Statements in this release that are based on information other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date.  These forward-looking statements include, but are not limited to, (i) statements concerning our plans to add new branches and pursue potential acquisitions, and (ii) statements concerning future growth trends in our residential mortgage business.

Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include: (i) market and economic conditions; (ii) capital sufficiency; (iii) operational, liquidity, interest rate and credit risks; (iv) deterioration of asset quality; (v) achieving loan and deposit growth; (vi) increased competition; (vii) adequacy of reserves; (viii) investments in new branches and new business opportunities; and (ix) changes in the regulatory or legal environment; as well as other factors discussed in the section titled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive. The Company does not intend, or undertake any obligation to publicly update these forward-looking statements.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank with 18 locations in two banking divisions, Bank of American Fork and Lewiston State Bank and one leasing division, GrowthFunding Equipment Finance. The Company has been serving communities in Utah and southern Idaho for more than 100 years. PUB is committed to preserving the community bank model with a full range of bank products and technologies. More information about PUB is available at www.peoplesutah.com.

Investor Relations Contact:

Wolfgang T. N. Muelleck

Executive Vice President/Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998

PEOPLE’S UTAH BANCORP

SUMMARY FINANCIAL INFORMATION

	As of or Year-to-Date
	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands, except share data)	2016	2016	2015	2015
Financial Condition Data:
Average loans	$1,088,091	$1,078,689	$983,294	$972,541
Average earning assets	1,491,098	1,474,149	1,391,108	1,363,339
Average total assets	1,573,161	1,555,227	1,468,942	1,437,722
Average shareholders’ equity	218,758	216,074	186,889	179,382

Selected Balance Sheet Financial Ratios:
Book value per share	$12.66	$12.42	$11.92	$11.81
Tangible book value per share	$12.62	$12.38	$11.88	$11.77
Non-performing assets to total assets	0.32%	0.38%	0.51%	0.64%
Allowance for loan losses to gross loans	1.44%	1.45%	1.45%	1.54%
Loans to Deposits	78.22%	81.08%	80.23%	74.11%

Asset Quality Data:
Non-performing loans	$4,904	$5,383	$7,418	$9,383
Non-performing assets	5,311	6,027	7,986	10,002
Net charge-offs (recoveries)	126	(170)	594	424

Capital Ratios:
Tier 1 leverage capital (1)	13.93%	14.00%	13.42%	13.71%
Total risk–based capital (1)	20.04%	19.77%	19.02%	19.56%
Average equity to average assets	13.91%	13.89%	12.72%	12.48%
Tangible common equity to tangible assets (4)	13.58%	13.89%	13.42%	13.26%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Selected Performance Ratios:
Basic earnings per share	$0.35	$0.31	$0.30	$0.96	$0.93
Diluted earnings per share	$0.34	$0.31	$0.29	$0.94	$0.90
Net interest margin (2)	4.60%	4.66%	4.43%	4.62%	4.43%
Efficiency ratio (3)	54.04%	57.38%	57.93%	56.85%	59.44%
Non-interest income to average assets	1.08%	1.13%	1.05%	1.07%	1.14%
Non-interest expense to average assets	2.94%	3.18%	3.03%	3.09%	3.18%
Return on average assets	1.55%	1.43%	1.40%	1.45%	1.37%
Return on average equity	11.09%	10.23%	10.21%	10.42%	10.98%
Net charge-offs (recoveries) to average loans	0.11%	-0.07%	0.13%	0.02%	0.06%
(1)	Tier 1 leverage capital and Total risk-based capital as of September 30, 2016 are estimates.
(2)	Net interest margin is defined as net interest income divided by average earning assets.
(3)	Represents the sum of non-interest expense all divided by the sum of net interest income and non-interest income.
(4)

Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets. Intangible assets were $606,000, $630,000, $679,000 and $703,000 at September 30, 2016, June 30, 2016, December 31, 2015, and September 30, 2015, respectively.

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands, except share data)	2016	2016	2015	2015
ASSETS
Cash and due from banks	$29,852	$21,092	$19,745	$20,878
Interest bearing deposits	67,930	59,535	20,428	119,994
Federal funds sold	253	5,899	2,176	1,211
Total cash and cash equivalents	98,035	86,526	42,349	142,083
Investment securities:
Available for sale, at fair value	326,096	280,705	332,736	311,138
Held to maturity, at historical cost	61,471	61,437	65,882	49,292
Total investment securities	387,567	342,142	398,618	360,430
Non-marketable equity securities	1,827	1,827	2,244	1,644
Loans held for sale	15,178	11,915	17,947	9,907
Loans:
Loans held for investment	1,105,398	1,095,828	1,047,975	993,464
Less allowance for loan losses	(16,181)	(16,152)	(15,557)	(15,527)
Total loans held for investment, net	1,089,217	1,079,676	1,032,418	977,937
Premises and equipment, net	22,056	22,120	22,104	22,395
Accrued interest receivable	5,801	5,586	5,767	5,910
Deferred income tax assets	8,248	7,495	8,606	7,407
Other real estate owned	407	644	568	619
Bank-owned life insurance	19,581	19,448	19,170	19,028
Other assets	5,940	5,637	6,191	6,595
Total assets	$1,653,857	$1,583,016	$1,555,982	$1,553,955

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$464,638	$429,995	$408,508	$428,852
Interest bearing deposits	947,201	916,368	900,677	904,021
Total deposits	1,411,839	1,346,363	1,309,185	1,332,873
Short-term borrowings	3,188	2,855	27,204	2,414
Accrued interest payable	293	303	314	312
Other liabilities	13,387	13,048	9,871	11,747
Total liabilities	1,428,707	1,362,569	1,346,574	1,347,346
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value	-	-	-	-
Common shares, $0.01 par value	178	178	176	175
Additional paid-in capital	68,415	68,236	67,338	66,769
Retained earnings	155,573	150,568	142,223	138,388
Accumulated other comprehensive income	984	1,465	(329)	1,277
Total shareholders’ equity	225,150	220,447	209,408	206,609
Total liabilities and shareholders’ equity	$1,653,857	$1,583,016	$1,555,982	$1,553,955

Common shares outstanding	17,790,549	17,752,820	17,567,154	17,491,552

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Nine Months Ended
(Dollars in thousands, except share	September 30,	June 30,	September 30,	September 30,	September 30,
and per share data)	2016	2016	2015	2016	2015
Interest income
Interest and fees on loans	$16,876	$16,420	$15,095	$49,147	$43,250
Interest and dividends on investments	1,471	1,489	1,424	4,563	4,171
Total interest income	18,347	17,909	16,519	53,710	47,421
Interest expense	710	698	730	2,162	2,230
Net interest income	17,637	17,211	15,789	51,548	45,191
Provision for loan losses	325	225	200	750	800
Net interest income after provision for loan losses	17,312	16,986	15,589	50,798	44,391
Non-interest income
Service charges on deposit accounts	582	531	613	1,626	1,870
Card processing	1,129	1,136	1,079	3,296	3,147
Mortgage banking	2,244	2,277	1,841	6,269	5,638
Other operating	431	454	432	1,356	1,597
Total non-interest income	4,386	4,398	3,965	12,547	12,252
Non-interest expense
Salaries and employee benefits	7,674	7,959	7,323	23,517	21,825
Occupancy, equipment and depreciation	1,101	1,076	969	3,165	2,914
Data processing	665	670	729	2,112	2,020
FDIC premiums	124	188	186	507	564
Card processing	509	549	512	1,648	1,516
Marketing and advertising	301	290	279	760	656
Other	1,528	1,668	1,446	4,728	4,651
Total non-interest expense	11,902	12,400	11,444	36,437	34,146
Income before income tax expense	9,796	8,984	8,110	26,908	22,497
Income tax expense	3,548	3,407	2,844	9,840	7,769
Net income	$6,248	$5,577	$5,266	$17,068	$14,728

Earnings per common share:
Basic	$0.35	$0.31	$0.30	$0.96	$0.93
Diluted	$0.34	$0.31	$0.29	$0.94	$0.90

Weighted average common shares outstanding:
Basic	17,764,647	17,738,182	17,467,161	17,711,899	15,821,403
Diluted	18,248,008	18,173,034	18,105,766	18,182,053	16,374,034

PEOPLE’S UTAH BANCORP

SELECTED AVERAGE BALANCES AND YIELDS

	Three Months Ended
	September 30, 2016			September 30, 2015
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
Taxable securities (1)	$272,827	$1,010	1.47%	$259,719	$973	1.49%
Non-taxable securities (1) (2)	84,405	590	2.78%	81,793	616	2.99%
Loans (3) (4)	1,106,695	16,876	6.07%	991,198	15,095	6.04%
Total interest earning assets	1,524,628	18,554	4.84%	1,413,415	16,734	4.70%
Total average assets	1,608,639			1,496,614
Total interest bearing deposits	929,607	709	0.30%	886,360	730	0.33%
Shareholders’ equity	224,068			204,677
Net interest income (tax-equivalent)		17,845			16,004
Net interest margin (tax-equivalent)			4.66%			4.49%

	Nine Months Ended
	September 30, 2016			September 30, 2015
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
Taxable securities (1)	$278,746	$3,196	1.53%	$247,586	$2,863	1.55%
Non-taxable securities (1) (2)	90,063	1,918	2.84%	78,799	1,832	3.11%
Loans (3) (4)	1,088,091	49,148	6.03%	972,541	43,250	5.95%
Total interest earning assets	1,491,098	54,382	4.87%	1,363,339	48,062	4.71%
Total average assets	1,573,161			1,437,722
Total interest bearing deposits	927,320	2,161	0.31%	885,839	2,230	0.34%
Shareholders’ equity	218,758			179,382
Net interest income (tax-equivalent)		52,221			45,832
Net interest margin (tax-equivalent)			4.68%			4.49%
(1)

Excludes average unrealized gains of $2.0 million and $1.2 million for the three months ended September 30, 2016 and 2015, respectively, and $1.4 million and $1.8 million for the nine months ended September 30, 2016 and 2015, respectively.

(2)

Includes tax effect on tax-exempt investment security income of $206,000 and $215,000 for the three months ended September 30, 2016 and 2015, respectively and $670,000 and $641,000 for the nine months ended September 30, 2016 and 2015, respectively.

(3)

Loan interest income includes loan fees of $1.6 million and $1.4 million for the three months ended September 30, 2016 and 2015, respectively, and $4.4 million and $3.5 million for the nine months ended September 30, 2016 and 2015, respectively.

(4)

Excludes average non-accrual loans of $5.1 million and $9.1 million for the three months ended September 30, 2016 and 2015, respectively, and $5.6 million and $7.8 million for the nine months ended September 30, 2016 and 2015, respectively.